Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Long Term Incentive Plan of Cirrus Logic, Inc. (as amended and restated on July 31, 2026) of our reports dated May 21, 2026, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended March 28, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 5, 2026